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                                                                  Exhibit (a)(3)


Dear Employee:


     I am happy to announce that Tellium, Inc. will offer employees the opportunity to exchange their eligible options, which are all outstanding options with an exercise price of $2.14 or more per share, for a combination of share awards and new options to purchase shares of our common stock. The eligible options may be outstanding options granted under Tellium's 1997 Stock Incentive Plan, 2001 Stock Incentive Plan or Amended and Restated Special 2001 Stock Incentive Plan. You can only participate in this exchange if you: (1) hold eligible options, (2) are an employee of Tellium or one of its U.S. subsidiaries on the date this offer is made, (3) continue to be an employee of Tellium or one of its U.S. subsidiaries on the date this offer is made and (4) have not received a notice of termination of employment on or before the date this offer expires.

     If you elect to participate in the offer, you must tender (surrender) all of your eligible options and all options granted to you on or after February 1, 2002 to Tellium in exchange for new options and share awards under the terms and conditions described in the offer to exchange and letter of transmittal. You also have the right to choose not to tender any of your options. The number of new options and the number of share awards that we will exchange for the eligible options you tender, if any, will be as described in the offer to exchange and related letter of transmittal which are enclosed with this letter.

     We will issue the share awards promptly after we accept and cancel the tendered options and receive a signed share award agreement from you, together with your payment to us of the $.001 per share par value of your share award and standing order as described in the offer to exchange and letter of transmittal. We will grant the new options on or promptly after the trading day that is at least six months and one day following the date we accept and cancel the tendered options. If we accept and cancel the tendered options on August 29, 2002 as currently anticipated, we will grant the new options on or about
March 4, 2003.

     Please note that according to the terms of the offer described in the offer to exchange, in order to receive share awards, you must remain an employee of Tellium or one of its U.S. subsidiaries from the date you tendered options through the date that the share awards are issued to you. In order to receive new options, you must remain an employee of Tellium or one of its U.S. subsidiaries from the date you tendered options through the new option grant date. If you do not remain an employee for the required periods or you receive a notice of termination, you will not receive any share awards or new options, as the case may be, and you will not receive any other consideration for the eligible options tendered by you and cancelled by Tellium.

     Tellium's board of directors makes no recommendation as to whether you should tender or refrain from tendering your eligible options in this offer to exchange. You must make your own decision whether to tender your options. We urge you to consult with your personal advisors if you have questions about your financial or tax situation.

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     Tellium's offer is being made under the terms and subject to the conditions described in the offer to exchange and related letter of transmittal enclosed with this letter. You should carefully read the entire offer to exchange and letter of transmittal before you decide whether to tender all or a portion of your options. A tender of options involves risks, which are discussed in the offer to exchange. To tender eligible options, you will be required to properly complete and return to us the letter of transmittal and election form by the expiration date of Tellium's offer to exchange.

     If you have any questions about the offer, please call Jenniffer Collins at
(732) 923-4100.

     We thank you for your continued efforts on behalf of Tellium.

                                                     Sincerely,


                                                     [__________________]


Enclosures